EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Loudeye Expands Executive Management Team to Address
Growing Global Opportunity for Digital Media Distribution
Services

•	Appoints Larry Madden president, digital media solutions

•	Appoints Ron Stevens chief financial officer and chief operating officer

Seattle, WA – March 7, 2005 – Loudeye Corp. (Nasdaq: LOUD), a worldwide leader in business-to-business digital media solutions, today announced the expansion of its global operations and executive management team to address the growing opportunity for its digital media services around the world.

Larry Madden, 40, currently Loudeye’s chief financial officer and executive vice president, is being promoted to head Loudeye’s music store business and oversee its media industry relationships, both on a global basis, in the newly created role of president, digital media solutions. Madden brings nearly 20 years of media and entertainment experience spanning the recorded music, filmed entertainment and entertainment marketing industries. He has held senior executive positions at such companies as Def Jam Recordings, PolyGram International and EMAK Worldwide, as well as a number of start-up entertainment and technology companies. Madden will work closely with the newly appointed chief financial officer in the coming months to ensure an orderly and effective transition.

Also today, Loudeye appointed Ronald M. Stevens as chief financial officer and chief operating officer. Mr. Stevens, 41, brings 20 years of experience in operational and financial management, including most recently serving as chief financial officer and chief operating officer of Primus Knowledge Solutions, Inc., a Nasdaq-traded e-business and e-service solutions provider.

At Primus, Stevens drove operations that transformed the company into a worldwide leader in providing e-service solutions to large enterprises, leading to Primus’ 2004 acquisition by Art Technology Group. Prior to Primus, Mr. Stevens was president and chief operating officer for OnHealth Network Company. During this time, OnHealth earned the coveted distinction of being the single most trafficked health site on the Internet, and was acquired by WebMD Corporation in 2000. Previously, Mr. Stevens served as a senior vice president at Sierra On-Line, Inc., one of the world’s largest publishers of interactive entertainment, educational, and home productivity software. Under Mr. Stevens’ leadership, the Sierra Home Division grew from seventh to second in total market share in the competitive home productivity software category. Additionally, Mr. Stevens was responsible for acquisitions, strategic relationships, and expansion of development and marketing capacity.

“As Loudeye continues to grow rapidly due to scaling demand for our digital media distribution services globally, we needed to expand the executive team to focus on the key high growth opportunities before us,” said Mike Brochu, Loudeye’s president and chief executive officer. “Larry has a proven business background in major media and entertainment companies and we look forward to him leading our global music store business and serving as a liaison with major record labels and other content owners.”

“Ron has a deep experience running operations of global organizations and a solid understanding of the needs of emerging growth companies such as Loudeye,” continued Brochu. “We are pleased to have him on board as we continue to build momentum in the market and aim to further enhance the efficiencies of our global operations.”

About Loudeye Corp.

Loudeye is a worldwide leader in business-to-business digital media solutions and the outsourcing provider of choice for companies looking to maximize the return on their digital media investment. Loudeye combines innovative products and services with the world’s largest digital music archive, a broad catalog of licensed digital music and the industry’s leading digital media infrastructure enabling partners to rapidly and cost effectively launch complete, customized digital media stores and services. For more information, visit www.loudeye.com.

Forward Looking Statements

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current estimates and actual results may differ materially due to risks, including the possibility of adverse changes in the market for distribution of digital audio and video that Loudeye serves; adverse or uncertain legal developments with respect to copyrights surrounding the creation and distribution of digital content; pricing pressures and other activities by competitors; the failure of Loudeye’s hosting infrastructure; the complexity of Loudeye’s services and delivery networks; any problems or failures in the structure, complexities or redundancies of Loudeye’s network infrastructure; failures in third party telecommunication and network providers to provide required transmission capacity; lack of market acceptance for Loudeye’s products and services; the possible delay in the adoption of digital media or related applications on the web in general; and other risks set forth in Loudeye’s most recent Form 10-Q, Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov. Loudeye assumes no obligation to update the forward-looking statements.

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Contacts:
Media/Public Relations (Europe):
Chris Owen, Trimedia Communications UK for Loudeye, +44 (0)207 471 6851 or +44 (0)7970 933 680,
chris.owen@trimediauk.com

Media/Public Relations (U.S):
Karen DeMarco, mPRm for Loudeye, 323.933.3399, kdemarco@mprm.com,

Investor Relations:
Michael Dougherty, 206.832.4000, ir@loudeye.com